Exhibit 99.1

February 26, 2020

EVO Payments Appoints Mark A. Chancy to Board of Directors

ATLANTA--(GLOBE NEWS WIRE)—February 26, 2020—EVO Payments, Inc. (NASDAQ: EVOP) (“EVO”), a leading global provider of payment technology integrations and acquiring solutions, announced today that Mark A. Chancy has been appointed to EVO’s Board of Directors effective March 1, 2020.

Mr. Chancy brings over 30 years of extensive financial services experience to EVO’s Board of Directors. Mr. Chancy most recently served as Vice Chairman and Co-Chief Operating Officer at SunTrust Banks, Inc. (“SunTrust”). In this role, he was responsible for SunTrust’s consumer banking, consumer lending, private wealth management and mortgage businesses, as well as enterprise marketing and data and analytics functions for the company. Prior to this role, Mr. Chancy held various executive roles at SunTrust from 2001 to 2017, including Chief Financial Officer and Wholesale Segment Executive.

Mr. Chancy currently serves as a member of the board of directors of Westside Future Fund and Children’s Healthcare of Atlanta where he serves as the chair of its Foundation.

“We are very pleased to welcome Mark to our Board of Directors,” said Ray Sidhom, Chairman of the Board of Directors. “His extensive financial, operational, and strategic experience, coupled with his knowledge of the financial services industry, will be a valuable asset to EVO and our shareholders as we continue to grow as a public company.”

About EVO Payments, Inc.

EVO Payments, Inc. (NASDAQ: EVOP) is a leading payment technology and services provider. EVO offers an array of innovative, reliable, and secure payment solutions to merchants ranging from small and mid-size enterprises to multinational companies and organizations across the globe. As a fully integrated merchant acquirer and payment processor in over 50 markets and 150 currencies worldwide, EVO provides competitive solutions that promote business growth, increase customer loyalty, and enhance data security in the markets it serves.

Forward-Looking Statements

This release contains statements about future events and expectations that constitute forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements included in this release are made only as of the date hereof and, except for EVO’s ongoing obligations under applicable securities laws, EVO undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

Sarah Jane Perry

Investor Relations & Corporate Communications Manager

770-709-7365